AMENDED and RESTATED

SUB-ADVISORY AGREEMENT

between

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

and

GEODE CAPITAL MANAGEMENT, LLC

and

FIDELITY SALEM STREET TRUST ON BEHALF OF

FIDELITY STRATEGIC REAL RETURN FUND

AGREEMENT AMENDED and RESTATED as of this 1st day of January, 2020, among Fidelity Salem Street Trust, a Massachusetts business trust (the “Trust”), on behalf of Fidelity Strategic Real Return Fund, a series portfolio of the Trust (the “Portfolio”), Fidelity Management & Research Company LLC, a Delaware limited liability company (“Manager”), and Geode Capital Management, LLC, a Delaware limited liability company (“Subadviser”).

WHEREAS, the Trust, on behalf of the Portfolio, has entered into a Management Contract with Manager (the “Management Contract”), pursuant to which Manager has agreed to provide certain management and administrative services to the Portfolio; and

WHEREAS, Manager desires to appoint Subadviser as investment subadviser to provide the investment advisory and administrative services to the Portfolio specified herein, and Subadviser is willing to serve the Portfolio in such capacity; and

WHEREAS, the trustees of the Trust (the “Trustees”), including a majority of the Trustees who are not “interested persons” (as such term is defined below) of any party to this Agreement, and the shareholder(s) of the Portfolio, have each, to the extent required, consented to such an arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

I. APPOINTMENT OF SUBADVISER; COMPENSATION

1.1 Appointment as Subadviser. Subject to and in accordance with the provisions hereof, Manager hereby appoints Subadviser as investment subadviser to perform the various investment advisory and other services to the Portfolio set forth herein and, subject to the restrictions set forth herein, hereby delegates to Subadviser the authority vested in Manager pursuant to the Management Contract to the extent necessary to enable Subadviser to perform its obligations under this Agreement.

1.2  Scope of Investment Authority. (a) The Subadviser is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the portion of the assets of the Portfolio allocated to the commodities strategy described in Appendix A (the “Sub-Portfolio”), subject at all times to (i) the supervision and control of the Trustees, (ii) the requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules thereunder, (iii) the investment objective, policies and limitations, as provided in the Portfolio’s Prospectus and other governing documents, and (iv) such instructions, policies and limitations relating to the Portfolio and/or the performance of oversight of the Subadviser’s duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to Subadviser. Notwithstanding anything herein to the contrary, Subadviser is not authorized to take any action, including the purchase and sale of portfolio securities, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.

(b) It is understood and agreed that, for so long as this Agreement shall remain in effect, Subadviser shall retain discretionary investment authority over the manner in which the Sub-Portfolio’s assets are invested, and Manager shall not have the right to overrule any investment decision with respect to a particular security made by Subadviser, provided that the Trustees and Manager shall at all times have the right to monitor the Sub-Portfolio’s investment activities and performance, require Subadviser to make reports and give explanations as to the manner in which the Sub-Portfolio’s assets are being invested, and, should either Manager or the Trustees become dissatisfied with Subadviser’s performance in any way, terminate this Agreement in accordance with the provisions of Section 8.2 hereof.

1.3  Appointment as Proxy Voting Agent. Subject to and in accordance with the provisions hereof, the Trustees hereby appoint Subadviser as the Sub-Portfolio’s proxy voting agent, and hereby delegate to Subadviser discretionary authority to vote all proxies solicited by or with respect to issuers of securities in which the assets of the Sub-Portfolio may be invested from time to time. Subadviser may act as the Sub- Portfolio’s proxy voting agent directly or Subadviser may (in whole or in part) employ a third-party to vote proxies on behalf of the Sub-Portfolio, provided, however, that in either case, Subadviser shall be responsible for voting all proxies on behalf of the Sub-Portfolio. Upon sixty (60) days written notice to Subadviser, the Trustees may at any time withdraw the authority granted to Subadviser pursuant to this Section 1.3 to perform any or all of the proxy voting services contemplated hereby.

1.4  Governing Documents. Manager will provide Subadviser with copies of (i) the Trust’s Declaration of Trust and By-laws, as currently in effect, (ii) the Portfolio’s currently effective prospectus and statement of additional information, as set forth in the Trust’s registration statement under the Investment Company Act and the Securities Act of 1933, as amended, (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Manager relating to its performance of oversight of the Subadviser supplemental thereto, and (iv) the Management Contract. Manager will provide Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Portfolio as Subadviser may from time to time reasonably request.

1.5  Subadviser’s Relationship. Notwithstanding anything herein to the contrary, Subadviser shall be an independent contractor and will have no authority to act for or represent the Trust, the Portfolio or Manager in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Trust or Manager.

1.6  Compensation. Subadviser shall be compensated for the services it performs on behalf of the Portfolio in accordance with the terms set forth in Appendix A to this Agreement.

II. SERVICES TO BE PERFORMED BY SUBADVISER

2.1  Investment Advisory Services. (a) In fulfilling its obligations to manage the assets of the SubPortfolio, Subadviser will:

(i.)  formulate and implement a continuous investment program for the Sub-Portfolio as described in Appendix A;

(ii.)  take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and assuring that such purchases and sales are properly settled and cleared;

(iii.)  provide such reports with respect to the implementation of the Sub-Portfolio’s investment program as the Trustees or Manager shall reasonably request; and

(iv.)  provide advice and assistance to Manager as to the determination of the fair value of certain securities where market quotations are not readily available for purposes of calculating net asset value of the Portfolio in accordance with valuation procedures and methods established by the Trustees.

(b) The Subadviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio’s account with brokers and dealers selected by Subadviser. Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the Investment Company Act) of the Trust, the Portfolio, Manager or Subadviser, provided that Subadviser shall only place orders on behalf of the Portfolio with such affiliated persons in accordance with procedures adopted by the Trustees pursuant to Rule 17e-1 under the Investment Company Act. The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or other accounts over which Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have in respect to accounts over which they exercise investment discretion. The Trustees shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Portfolio.

2.2. Administrative and Other Services. (a) Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Sub-Portfolio (excluding determination of net asset values and shareholder accounting services).

(b) Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder. Subadviser agrees that such records are the property of the Trust and will be surrendered to the Trust promptly upon request. The Manager shall be granted reasonable access to the records and documents in Subadviser’s possession relating to the Portfolio.

(c) Subadviser shall provide such information as is necessary to enable Manager to prepare and update the Trust’s registration statement (and any supplement thereto) and the Portfolio’s financial statements. Subadviser understands that the Trust and Manager will rely on such information in the preparation of the Trust’s registration statement and the Portfolio’s financial statements, and hereby covenants that any such information approved by Subadviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects.

(d) Subadviser will vote the Sub-Portfolio’s investment securities in the manner in which Subadviser believes to be in the best interests of the Portfolio, and shall review its proxy voting activities on a periodic basis with the Trustees.

III. COMPLIANCE; CONFIDENTIALITY

3.1  Compliance. (a) Subadviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Subadviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Portfolio’s Prospectus and other governing documents , and (iii) such instructions, policies and limitations relating to the Portfolio and/or the oversight of the Subadviser’s performance of its duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to subadviser.

(b) Subadviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

3.2 Confidentiality. The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities or holdings of the Portfolio. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2 or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

IV.  LIABILITY OF SUBADVISER

4.1  Liability; Standard of Care. Notwithstanding anything herein to the contrary, neither Subadviser, nor any of its directors, officers or employees, shall be liable to Manager or the Trust for any loss resulting from Subadviser’s acts or omissions as Subadviser to the Portfolio, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser’s duties and obligations under this Agreement.

4.2  Indemnification. (a) Subadviser agrees to indemnify and hold the Trust and Manager harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust or Manager resulting from (i) Subadviser’s breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser’s duties and obligations under this Agreement, except to the extent such loss results from the Trust’s or Manager’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of their respective duties and obligations under the Management Contract or this Agreement.

(b) Manager hereby agrees to indemnify and hold Subadviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney’s fees) suffered by Subadviser resulting from (i) Manager’s breach of its duties under Management Contract, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Manager or any of its directors, officers or employees in the performance of Manager’s duties and obligations under this Agreement, except to the extent such loss results from Subadviser’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Subadviser’s duties and obligations under this Agreement.

V.  SUPPLEMENTAL ARRANGEMENTS; EXPENSES; INSURANCE

5.1 Supplemental Arrangements. Subject to the prior written consent of the Trustees and Manager, Subadviser may enter into arrangements with other persons affiliated with Subadviser to better fulfill its obligations under this Agreement for the provision of certain personnel and facilities to Subadviser, provided that such arrangements do not rise to the level of an advisory contract subject to the requirements of Section 15 of the Investment Company Act.

5.2 Expenses. It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by Subadviser hereunder or by Manager under the Management Agreement. Expenses paid by the Portfolio will include, but not be limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are “interested persons” of the Trust, Manager or Subadviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Portfolio’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio’s shareholders, including proxy solicitations therefor; (ix) a proportionate share of insurance premiums for fidelity bond and other coverage; (x) a proportionate share of association membership dues; (xi) investment management fees; (xii) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xiii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and any legal obligation that the Portfolio may have to indemnify the Trustees, officers and/or employees or agents with respect thereto. Subadviser shall not cause the Trust or the Portfolio to incur any expenses, other than those reasonably necessary for Subadviser to fulfill its obligations under this Agreement, unless Subadviser has first notified Manager of its intention to do so.

5.3 Insurance. Subadviser shall maintain for the duration hereof, with an insurer acceptable to Manager, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to Manager. Subadviser agrees that such insurance shall be considered primary and Subadviser shall assure that such policies pay claims prior to similar policies that may be maintained by Manager. In the event Subadviser fails to have in force such insurance, that failure will not exclude Subadviser’s responsibility to pay for any damages in breach hereof.

VI.  CONFLICTS OF INTEREST

6.1 Conflicts of Interest. It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in Subadviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Trust’s Declaration of Trust and the Certificate of Formation and Limited Liability Company Operating Agreement of Subadviser, respectively, or by specific provisions of applicable law.

VII.  REGULATION

7.1 Regulation. Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

VIII. DURATION AND TERMINATION OF AGREEMENT

8.1 Effective Date; Duration; Continuance. (a) This Agreement shall become effective on January 1, 2020.

(b) Subject to prior termination pursuant to Section 8.2 below, this Agreement shall continue in force until the next annual renewal, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” (as such term is defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

(c) Except to the extent that the Trust has obtained and/or relies upon an exemptive order of the Commission or a no-action letter of the staff of the Commission providing relief from the requirement to obtain shareholder approval of this Agreement, the required shareholder approval of this Agreement or any continuance of this Agreement shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of the Portfolio votes to approve this Agreement or its continuance.

8.2 Termination and Assignment. (a) This Agreement may be terminated at any time, upon sixty days’ written notice, without the payment of any penalty, (i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of the Portfolio; (iii) by Manager with the consent of the Trustees, or (iv) by Subadviser.

(b) This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act) or (ii) in the event the Management Contract is terminated for any reason.

8.3 Definitions. The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the Investment Company Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Securities and Exchange Commission (“Commission”).

IX. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Representations of the Portfolio. The Trust, on behalf of the Portfolio, represents and warrants that:

(i.) the Trust is a business trust established pursuant to the laws of the Commonwealth of Massachusetts;

(ii.) the Trust is duly registered as an investment company under the Investment Company Act and the Portfolio is a duly constituted series portfolio thereof;

(iii.) the execution, delivery and performance of this Agreement are within the Trust’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the Investment Company Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust or the Portfolio;

(iv.) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(v.) this Agreement constitutes a legal, valid and binding obligation enforceable against the Trust and the Portfolio in accordance with its terms; and

(vi.) the Portfolio is exempt from registration under the Commodity Exchange Act pursuant to Rule 4.5 of the Commodity Futures Trading Commission (“CFTC”), and the Portfolio is in compliance with the requirements of CFTC Rule 4.5.

9.2 Representations of the Manager. The Manager represents, warrants and agrees that:

(i.) Manager is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii.) Manager is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”);

(iii.) Manager has been duly appointed by the Trustees and Shareholders of the Portfolio to provide investment services to the Portfolio as contemplated by the Management Contract.

 (iv.) the execution, delivery and performance of this Agreement are within Manager’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Manager;

 (v.) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

 (vi.) this Agreement constitutes a legal, valid and binding obligation enforceable against Manager.

9.3 Representations of Subadviser. Subadviser represents, warrants and agrees that:

(i.) Subadviser is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii.) Subadviser is duly registered as an “investment adviser” under the Advisers Act.

(iii.) the execution, delivery and performance of this Agreement are within Subadviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadviser;

(iv.) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v.) this Agreement constitutes a legal, valid and binding obligation enforceable against Subadviser.

9.4 Covenants of the Subadviser. (a) Subadviser will promptly notify the Trust and Manager in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

(i.) the occurrence of any event which could disqualify Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act or otherwise;

(ii.) any material change in the Subadviser’s overall business activities that may have a material adverse effect on the Subadviser’s ability to perform under its obligations under this Agreement;

(iii.) any event that would constitute a change in control of Subadviser;

(iv.) any change in the portfolio manager(s) of the Sub-Portfolio;

(v.) any proposed change or change in the representations made by Subadviser concerning the nature of the Subadviser’s business plan; and

(vi.) the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Portfolio conducted by any state or federal governmental regulatory authority.

(b) Subadviser agrees that it will promptly supply Manager with copies of any material changes to any of the documents provided by Subadviser pursuant to Section 3.1.

X. MISCELLANEOUS PROVISIONS

10.1 Use of Subadviser’s Name. Neither the Trust nor Manager will use the name of Subadviser, or any affiliate of Subadviser, in any prospectus, advertisement sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Subadviser and the Manager.

10.2 Use of Trust or Manager’s Name. Subadviser will not use the name of Manager, the Trust or the Portfolio in any prospectus, advertisement, sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Subadviser and the Manager.

10.3 Amendments. This Agreement may be modified by mutual consent of the Manager, the Subadviser and the Portfolio subject to the provisions of Section 15 of the Investment Company Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission and applicable no-action letters issued by the staff thereof.

10.4 Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

10.5 Captions. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

10.6 Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Manager or Subadviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section 10.6.

10.7 Severability. Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

10.8 Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

10.9 Limitation of Liability. A copy of the Declaration of Trust establishing the Trust, dated September 5, 1984, together with all amendments, is on file in the office of the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is not executed on behalf of any of the Trustees as individuals and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property , for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or the Portfolio, but only the assets belonging to the Portfolio shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

FIDELITY SALEM STREET TRUST
on behalf of Fidelity Strategic Real Return Fund

	By	/s/Laura M. Del Prato
Laura M. Del Prato President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer

Geode Capital Management, LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Jeffrey S. Miller
Jeffrey S. Miller Chief Operating Officer

APPENDIX A

1. Scope of Services. Pursuant to Pursuant to Section 1.2 of the Subadvisory Agreement (the “Subadvisory Agreement'”) among Fidelity Salem Street Trust (the “Trust”), on behalf of Fidelity Strategic Real Return Fund (the “Portfolio”), Fidelity Management & Research Company LLC (“Manager”) and Geode Capital Management, LLC (“Subadviser”), Subadviser agrees to manage the portion of the assets of the Portfolio allocated to the Subadviser (the “Sub Portfolio”) in accordance with the following portfolio strategy:

The Sub-Portfolio intends to gain commodity exposure through structured notes negotiated with dealers or other counterparties. Portfolio return enhancement will involve active management of weights in commodity futures or other commodity derivatives based on proprietary models. The foregoing portfolio return enhancement activities will not be available as of the effective date of this Subadvisory Agreement, but are expected to commence with growth in the assets of the Sub-Portfolio as agreed upon between the Manager and the Subadviser. The Subadviser's portfolio management and trading activities shall include cash flow management, creation and monitoring of structured notes, and monitoring of counterparty exposures. The Subadviser shall not be responsible: for management of the collateral portion of the Sub-Portfolio, which will be the responsibility of Manager.

2. Fees. Pursuant to Section 1.6 of the Subadvisory Agreement, Subadviser shall be compensated for the services it performs on behalf of the Portfolio as follows:

Fees Payable by Manager. Manager will pay Subadviser a monthly fee computed at an annual rate of 0.15% (15 basis points) of the average daily net assets (including for the purposes hereof the value of the collateral portion of the Sub-Portfolio) of the Sub-Portfolio (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month.

Subadviser’s fee shall be computed monthly, and within twelve business days of the end of each calendar month, Manager shall transmit to Subadviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Subadviser agrees to look exclusively to Manager, and not to any assets of the Trust or the Portfolio, for the payment of Subadviser’s fees arising under this Paragraph 1.